Exhibit (n)(5)

Report of Independent Registered Public Accounting Firm on Supplemental Information

The Board of Directors and Shareholders
CĪON Investment Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of CĪON Investment Corporation (the “Company”) for the years ended December 31, 2014 and 2013 and the period from January 31, 2012 (Inception) through December 31, 2012 included in the Post Effective Amendment No. 9 to the Registration Statement (Form N-2 No. 333-178646) and related Prospectus, and have issued an unqualified opinion thereon dated March 26, 2015. The senior securities table listed elsewhere in this Post Effective Amendment No. 9 to the Registration Statement (Form N-2 No. 333-178646) and related Prospectus has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Ernst & Young LLP

New York, New York
April 20, 2015